Exhibit 10.2

March 29, 2005

Jeffrey W. Montie
7392 Dunross Drive
Portage, MI 49024

Dear Jeff:

          The purpose of this letter is to set forth terms of a restricted stock grant that reflects our appreciation for your contributions to the business and our desire that you remain with Kellogg Company (“Kellogg,” and together with its affiliates and subsidiaries, the “Company”). The letter also includes certain commitments the Company requires from someone in your position.

1.	Restricted Stock Grant. Attached are the documents describing the terms of your restricted stock grant (the “Grant”). You will note that the Grant is for 25,100 shares of common stock of Kellogg and that the Grant vests generally three years from now. You will also be entitled to receive dividends on all of these shares, whether vested or not, if and when dividends are declared by the Board of Directors of Kellogg. Dividends will be taxable to you in the year paid. The terms of the Grant are more fully described in the documents attached and your rights to the Grant shall in all circumstances be subject to and governed by the terms of the attached documents and the Kellogg Company 2003 Long Term Incentive Plan.

2.	Severance. You are a participant under the Kellogg Company Severance Benefit Plan (the “Plan”), which provides eligible Company employees with severance benefits. In the event your employment with the Company is terminated, you shall be eligible to receive the current level of benefits set forth in the Plan for your position, provided you are otherwise eligible to receive such benefits under the current Plan.

3.	Non-Compete. (a) In further consideration of the foregoing, you agree that in the event you voluntarily terminate your employment with the Company, for a period of two years beginning with the last of the day of your employment with the Company (the “Restricted Period”), you shall not, without the prior written consent from the General Counsel of Kellogg:

(i)	directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other business or entity that manufactures, produces, distributes, sells or markets any of the Products (as hereinafter defined) in the Geographic Area (as hereinafter defined).

(ii)	directly or indirectly, permit any business, entity or organization which Employee, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.

For purposes of this Paragraph, the term “Products” shall mean ready-to-eat and hot cereal products, toaster pastries, cereal bars, granola bars, crispy marshmallow squares, fruit snacks, frozen breakfast products, cookies, crackers, ice cream cones, meat substitutes, and any other product for which you have marketing or managerial responsibility as an employee of the Company. The term “Geographic Area” shall mean any territory, region or country where the Company sells any products.

(d)	Notwithstanding anything to the contrary appearing in paragraph 3(a) (except as set forth below), you may be employed by, consult for or otherwise provide services to any business (as opposed to a company) that does not include manufacturing, distributing, selling or marketing any of the Products, even if its parent or related organization operates such a business. Prior to agreeing to or commencing any such employment or engagement, you shall provide the Company’s General Counsel with at least 30 days prior written notice to allow the Company to establish appropriate safeguards to prevent the disclosure of any Company confidential information.

(e)	Paragraph 3(b) shall not apply to any business, entity or organization which operates, directly or indirectly, a ready-to-eat cereal business (other than retailers which operate such a business).

4.	Non-solicitation. You agree that during your employment and thereafter for a period of two years, you shall not, without the prior written consent of the General Counsel of Kellogg, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous year an officer, director, representative, agent or employee of the Company.

5.	Non-Disparagement of the Company. You agree, during the term of your employment and thereafter, not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.

6.	Confidentiality of Agreement. Unless this Agreement is publicly filed by the Company in connection with its SEC filing obligations, you agree that (a) the existence and terms of this letter agreement are confidential and shall be kept strictly confidential; (b) that these matters will not be disclosed to any third party except for your spouse, tax or legal advisor(s), provided such parties agree to keep such information confidential and, in the case of disclosure to any advisor(s), only to the extent necessary to perform services, or except as disclosure of such matters may be required by law; and (c) to assume responsibility for any disclosure of the existence and terms of this letter agreement by such third parties.

7.	Preservation of Company Confidential Information. You acknowledge and that you will not (without first obtaining the prior written consent in each instance from the Company) during the term of your employment and thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation, any information received directly or indirectly from the Company or acquired or developed in the course of your employment, including, by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

8.	Miscellaneous.

(a)	Severability. You also agree that if any provision of this letter agreement is invalid or unenforceable by a court of law, it will not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect.

(b)	Controlling Law and Venue. You agree that the construction, interpretation, and performance of this letter agreement shall be governed by the laws of Michigan, including conflict of laws. It is agreed that any controversy, claim or dispute between the parties, directly or indirectly, concerning this letter agreement or the breach thereof shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

(c)	Entire Agreement; Amendment. You agree that this letter agreement constitutes the entire agreement between you and the Company, and that this letter agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to your employment with the Company and retirement or termination there from. You acknowledge that this letter agreement may not be modified except by written document, signed by you and the General Counsel of Kellogg.

(d)	Employment Relationship. You acknowledge and agree that your employment with the Company described in this letter agreement is an at-will employment relationship, and that only the General Counsel of Kellogg may modify this provision, and any modification must be in writing signed by both parties.

(e)	Counterparts. This letter agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same letter agreement.

     Jeff, enclosed are two copies of this letter. If the letter is acceptable to you please sign both copies and return on to me for our files.

Sincerely,
/s/ A. D. David Mackay

A. D. David Mackay President Chief Operating Officer

I accept the terms of the agreement as presented in this letter this 29th day of March, 2005.

/s/ Jeffrey W. Montie
Jeffrey W. Montie

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